Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Vermillion, Inc.

Austin, Texas

We hereby consent to the incorporation by reference in the Registration Statement of our report dated March 31, 2015, relating to the consolidated financial statements of Vermillion, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ BDO USA, LLP

Austin, Texas

July 24, 2015